Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO §240.13d-2

(Amendment No.     )*

Tremor Video, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

89484Q100

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 64051T100	13G	Page 2 of 33 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,724,051 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,724,051 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,724,051 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.47%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 64051T100	13G	Page 3 of 33 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,724,051* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,724,051* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,724,051* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.47%
12.	Type of Reporting Person (see Instructions) PN

*	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.

CUSIP NUMBER 64051T100	13G	Page 4 of 33 Pages

1.	Names of Reporting Persons DFJ Growth Fund, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,724,051* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,724,051* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,724,051* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.47%
12.	Type of Reporting Person (see Instructions) OO

*	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.

CUSIP NUMBER 64051T100	13G	Page 5 of 33 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners Growth Fund 2006, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 139,383 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 139,383 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 139,383 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.28%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 64051T100	13G	Page 6 of 33 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,753,493 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,753,493 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,753,493 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.53%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 64051T100	13G	Page 7 of 33 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,753,493* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,753,493* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,753,493* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.53%
12.	Type of Reporting Person (see Instructions) PN

*	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.

CUSIP NUMBER 64051T100	13G	Page 8 of 33 Pages

1.	Names of Reporting Persons DFJ Fund IX Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,753,493* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,753,493* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,753,493* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.53%
12.	Type of Reporting Person (see Instructions) OO

*	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.

CUSIP NUMBER 64051T100	13G	Page 9 of 33 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners IX, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 47,515 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 47,515 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,515 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.09%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 64051T100	13G	Page 10 of 33 Pages

1.	Names of Reporting Persons Draper Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 57,096 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 57,096 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,096 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.11%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 64051T100	13G	Page 11 of 33 Pages

1.	Names of Reporting Persons Draper Associates, Inc.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 57,096* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 57,096* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,096* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.11%
12.	Type of Reporting Person (see Instructions) CO

*	All of these shares are owned by Draper Associates, L.P.

CUSIP NUMBER 64051T100	13G	Page 12 of 33 Pages

1.	Names of Reporting Persons Draper Associates Riskmasters Fund II, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 5,327 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 5,327 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,327 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.01%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 64051T100	13G	Page 13 of 33 Pages

1.	Names of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0 (See Items 2 and 4)
	6.	Shared Voting Power 1,863,431* (See Items 2 and 4)
	7.	Sole Dispositive Power 0 (See Items 2 and 4)
	8.	Shared Dispositive Power 1,863,431* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,863,431* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.75%
12.	Type of Reporting Person (see Instructions) OO (Trust)

*	Of these shares, 1,753,493 shares are directly held by Draper Fisher Jurvetson Fund IX, L.P., 47,515 shares are directly held by Draper Fisher Jurvetson Partners IX, LLC, 5,327 shares are held by Draper Associates Riskmasters Fund II, LLC, and 57,096 shares are held by Draper Associates, L.P.

CUSIP NUMBER 64051T100	13G	Page 14 of 33 Pages

1.	Names of Reporting Persons John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,664,442* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,664,442* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,664,442* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.38%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 1,724,051 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., 139,383 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund, LLC, 1,753,493 shares are directly held by Draper Fisher Jurvetson Fund IX, L.P. and 47,515 shares are directly held by Draper Fisher Jurvetson Partners IX, LLC.

CUSIP NUMBER 64051T100	13G	Page 15 of 33 Pages

1.	Names of Reporting Persons Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,801,008* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,801,008* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,801,008* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.63%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 1,753,493 shares are directly held by Draper Fisher Jurvetson Fund IX, L.P. and 47,515 shares are directly held by Draper Fisher Jurvetson Partners IX, LLC.

CUSIP NUMBER 64051T100	13G	Page 16 of 33 Pages

1.	Names of Reporting Persons Barry M. Schuler
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,863,434* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,863,434* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,863,434* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.75%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 1,724,051 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 139,383 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.

CUSIP NUMBER 64051T100	13G	Page 17 of 33 Pages

1.	Names of Reporting Persons Mark W. Bailey
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,863,434* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,863,434* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,863,434* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.75%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 1,724,051 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 139,383 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.

CUSIP NUMBER 64051T100	13G	Page 18 of 33 Pages

1.	Names of Reporting Persons Randy Glein
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,863,434* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,863,434* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,863,434* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.75%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 1,724,051 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 139,383 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.

CUSIP NUMBER 64051T100	13G	Page 19 of 33 Pages

Item 1(a) Name of Issuer: Tremor Video, Inc.

Item 1(b) Address of Issuer’s principal executive offices:

53 West 23rd Street

New York, NY 10010

Item 2(a) Name of Person Filing and Item 2(c) Citizenship.

This Schedule 13G is filed on behalf of:

1. Draper Fisher Jurvetson Growth Fund 2006, L.P., a Cayman Islands exempted limited partnership (“Growth Fund”).

2. Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P., a Cayman Island exempted limited partnership (“Growth Fund 2006 Partners”), an affiliate of Growth Fund and is the general partner of Growth Fund.

3. DFJ Growth Fund 2006, Ltd., a Cayman Islands limited liability company (“Growth Fund 2006 Ltd.”) and an affiliate of Growth Fund, is the general partner to Growth Fund 2006 Partners. Messrs. John H.N. Fisher, Mark W. Bailey, Barry M. Schuler and Randy Glein are the managing directors. Messrs. Bailey, Schuler, Fisher and Glein exercise shared voting and investment powers over the shares held by Growth Fund 2006 Ltd. Messrs. Fisher, Bailey, Schuler and Glein disclaim beneficial ownership of shares held by Growth Fund, Growth Fund 2006 Partners and Growth Fund 2006 Ltd., except to the extent of any pecuniary interest therein.

4. Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, a California limited liability Company (“Growth Fund LLC”) is a side-by-side fund of Growth Fund. The managing members of Growth Fund LLC are Messrs. Fisher, Bailey, Schuler and Glein. Decisions with respect to Growth Fund LLC securities are made automatically in conjunction with decisions by Growth Fund. Messrs. Fisher, Bailey, Schuler and Glein disclaim beneficial ownership of the shares held by Growth Fund LLC except to the extent of their pecuniary interest therein.

5. Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership (“Fund IX”).

6. Draper Fisher Jurvetson Fund IX Partners, L.P., a Cayman Island exempted limited partnership (“Fund IX Partners”) and an affiliate of Fund IX and the general partner of Fund IX.

7. DFJ Fund IX, Ltd., a Cayman Islands limited liability company (“Fund IX Ltd.”) and an affiliate of Fund IX, is the general partner to Fund IX Partners. Messrs Timothy C. Draper, John H.N. Fisher and Stephen T. Jurvetson are the managing directors. Messrs. Draper, Fisher and Jurvetson exercise shared voting and investment powers over the shares held by Fund IX Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of shares held by Fund IX, Fund IX Partners and Fund IX Ltd., except to the extent of any pecuniary interest therein.

CUSIP NUMBER 64051T100	13G	Page 20 of 33 Pages

8. Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company (“Fund IX LLC”), is a side-by-side fund of Fund IX. The managing members of Fund IX LLC are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Fund IX LLC securities are made automatically in conjunction with decisions by Fund IX. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Fund IX LLC except to the extent of their pecuniary interest therein.

9. Draper Associates, L.P. (“Draper Associates, L.P.”). The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its General Partner, Draper Associates, Inc., which is controlled by its President and majority shareholder, Timothy C. Draper. Mr. Draper disclaims beneficial ownership of the shares held by Draper Associates, L.P. except to the extent of his pecuniary interest therein.

10. Draper Associates, Inc. (“Draper Associates”). Mr. Draper is the President of Draper Associates, which is the general partner of Draper Associates, L.P. Mr. Draper disclaims beneficial ownership of the shares held by Draper Associates except to the extent of his pecuniary interest therein.

11. Draper Associates Riskmasters Fund II, LLC, a California limited liability company (“DARFII”). Mr. Draper is the managing member of DARFII and he disclaims beneficial ownership of the shares held by DARFII except to the extent of his pecuniary interest therein.

12. Timothy Draper, a United States citizen (“Draper”), is a managing director of Fund IX and a managing member of Fund IX LLC.

13. John H. N. Fisher, a United States citizen (“Fisher”) is a managing director of Fund IX, Growth Fund and a managing member of Fund IX LLC and Growth Fund LLC.

14. Stephen T. Jurvetson, a United States citizen (“Jurvetson”) is a managing director of Fund IX, and a managing member of Fund IX LLC.

15. Barry M. Schuler, a United States citizen (“Schuler”) is a managing director of Growth Fund, managing member of Growth Fund LLC and managing member of Meteor Group, LLC.

16. Mark W. Bailey, a United States citizen, is a managing director of Growth Fund and a managing member of Growth Fund LLC.

17. Randy Glein, a United States citizen (“Glein”), is a managing director of Growth Fund and a managing member of Growth Fund LLC.

    Item 2(b) Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

    Item 2(d) Title of class of securities:     Common Stock, par value $0.0025 per share.

CUSIP NUMBER 64051T100	13G	Page 21 of 33 Pages

The Issuer registered its Common Stock on its Form 8-A12B filed with the SEC on June 21, 2013. Each of the Reporting Persons identified in Item 2(a) above beneficially owns Common Stock.

Item 2(e) CUSIP No.: 89484Q100

Item 3. If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify type of institution:

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Draper Fisher Jurvetson Growth Fund 2006, L.P.

A.	Amount Beneficially owned: 1,724,051
B.	Percent of Class: 3.47%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,724,051
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,724,051

CUSIP NUMBER 64051T100	13G	Page 22 of 33 Pages

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.

A.	Amount Beneficially owned: 1,724,051
B.	Percent of Class: 3.47%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,724,051
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,724,051

DFJ Growth Fund 2006, Ltd.

A.	Amount Beneficially owned: 1,724,051
B.	Percent of Class: 3.47%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,724,051
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,724,051

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

A.	Amount Beneficially owned: 139,383
B.	Percent of Class: 0.28%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 139,383
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 139,383

Draper Fisher Jurvetson Fund IX, L.P.

A.	Amount Beneficially owned: 1,753,493
B.	Percent of Class: 3.53%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,753,493
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,753,493

CUSIP NUMBER 64051T100	13G	Page 23 of 33 Pages

Draper Fisher Jurvetson Fund IX Partners, L.P.

A.	Amount Beneficially owned: 1,753,493
B.	Percent of Class: 3.53%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,753,493
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,753,493

DFJ Fund IX, Ltd.

A.	Amount Beneficially owned: 1,753,493
B.	Percent of Class: 3.53%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,753,493
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,753,493

Draper Fisher Jurvetson Partners IX, LLC

A.	Amount Beneficially owned: 47,515
B.	Percent of Class: 0.09%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 47,515
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 47,515

Draper Associates, L.P.

A.	Amount Beneficially owned: 57,096
B.	Percent of Class: 0.11%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 57,096
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 57,096

CUSIP NUMBER 64051T100	13G	Page 24 of 33 Pages

Draper Associates, Inc.

A.	Amount Beneficially owned: 57,096
B.	Percent of Class: 0.11%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 57,096
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 57,096

Draper Associates Riskmasters Fund II, LLC

A.	Amount Beneficially owned: 5,327
B.	Percent of Class: 0.01%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 5,327
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 5,327

Timothy C. Draper

A.	Amount Beneficially owned: 1,863,431
B.	Percent of Class: 3.75%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,863,431
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,863,431

John H. N. Fisher

A.	Amount Beneficially owned: 3,664,442
B.	Percent of Class: 7.38%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 3,664,442
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 3,664,442

CUSIP NUMBER 64051T100	13G	Page 25 of 33 Pages

Stephen T. Jurvetson

A.	Amount Beneficially owned: 1,801,008
B.	Percent of Class: 3.63%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,801,008
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,801,008

Barry M. Schuler

A.	Amount Beneficially owned: 1,863,434
B.	Percent of Class: 3.75%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,863,434
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,863,434

Mark W. Bailey

A.	Amount Beneficially owned: 1,863,434
B.	Percent of Class: 3.75%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,863,434
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,863,434

Randy Glein

A.	Amount Beneficially owned: 1,863,434
B.	Percent of Class: 3.75%
C.	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,863,434
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,863,434

CUSIP NUMBER 64051T100	13G	Page 26 of 33 Pages

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8. Identification and Classification of Members of the Group.

Not Applicable.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certifications.

Not applicable.

CUSIP NUMBER 64051T100	13G	Page 27 of 33 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2014

Draper Fisher Jurvetson Growth Fund 2006, L.P.
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Director

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Director

DFJ Growth Fund 2006, Ltd.
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Director

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Authorized Member

CUSIP NUMBER 64051T100	13G	Page 28 of 33 Pages

Draper Fisher Jurvetson Fund IX, L.P.
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Managing Director

Draper Fisher Jurvetson Fund IX Partners, L.P.
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Managing Director

DFJ Fund IX, Ltd.
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Managing Director

Draper Fisher Jurvetson Partners IX, LLC
By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Managing Member

Draper Associates, L.P. By: Draper Associates, Inc. (General Partner)
By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

CUSIP NUMBER 64051T100	13G	Page 29 of 33 Pages

Draper Associates, Inc.
By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

Draper Associates Riskmasters Fund II, LLC
By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

/s/ Timothy Draper
Timothy Draper

/s/ John H. N. Fisher
John H. N. Fisher

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

/s/ Barry M. Schuler
Barry M. Schuler

/s/ Mark W. Bailey
Mark W. Bailey

/s/ Randy Glein
Randy Glein

CUSIP NUMBER 64051T100	13G	Page 30 of 33 Pages

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith